Western Wind Energy Corp.
632 Foster Avenue
Coquitlam, BC V3J 2L7

June 18, 2004

British Columbia Securities Commission

Alberta Securities Commission

TSX Venture Exchange

Dear Sirs:

Re: Western Wind Energy Corp. (the "Company")
We confirm that the following material was sent by pre-paid mail on June 18, 2004, to the registered shareholders of the Company:

1. Notice of Annual and Extraordinary General Meeting / Information Circular / BC Form 51-901F Quarterly and Year End Report for the quarter ended January 31, 2004 / Financial Statements for the years ended January 31, 2004 and 2003;

2. Proxy;

3. Supplemental Mailing List Return Card; and

4. Return Envelope.

We further confirm that copies of the above mentioned material were sent by courier to each intermediary holding shares of the Company who responded to the search procedures pursuant to Canadian Securities Administrators' National Instrument 54-101 regarding communication with Beneficial Owners of Securities of a Reporting Issuer.

WESTERN WIND ENERGY CORP.

Per: "Jeffrey J. Ciachurski"

Jeffrey J. Ciachurski